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                                                                    EXHIBIT 21.1


                  SUBSIDIARIES OF CABOT OIL & GAS CORPORATION


Big Sandy Gas Company
Cabot Oil & Gas Marketing Corporation *
Cabot Oil & Gas U.K. Limited
Cabot Petroleum North Sea, Ltd.
Cranberry Pipeline Corporation*
Franklin Brine Treatment Corporation

*Denotes significant subsidiary.